Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

Our QVC Group common stock is intended to reflect the separate performance of our QVC Group, which, subsequent to the reattribution, is comprised of our consolidated subsidiaries, QVC, Inc. (“QVC”) and zulily (defined below) (as of October 1, 2015), and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, consists of our online commerce businesses, Bodybuilding.com, LLC ("Bodybuilding") (through November 4, 2016), CommerceHub, Inc. (then, Commerce Technologies, Inc.) (“CommerceHub”) (through July 22, 2016), Evite, Inc. (“Evite”), Provide Commerce, Inc. (“Provide”) (through December 31, 2014) and Backcountry.com, Inc. ("Backcountry") (through June 30, 2015) (collectively, the “Digital Commerce” businesses), interests in FTD Companies, Inc. (“FTD”), LendingTree, Inc. (“LendingTree”), Liberty Broadband Corporation (“Liberty Broadband”), and available-for-sale securities Charter Communications, Inc. (“Charter”), Interval Leisure Group, Inc. and Time Warner Inc.

As discussed in note 2 to the accompanying consolidated financial statements, on October 3, 2014, the QVC Group (referred to as the “Interactive Group” prior to the reattribution) attributed to the Ventures Group its Digital Commerce businesses. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of Liberty Interactive common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The Interactive Group is referred to as the QVC Group subsequent to the reattribution. The reattribution of the Digital Commerce businesses is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution.

Additionally, as discussed in note 6 and note 9 of the accompanying consolidated financial statements, Liberty’s former wholly-owned subsidiary, Provide, was sold to FTD on December 31, 2014, in exchange for cash and shares of FTD common stock representing approximately 35% of the combined company. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation. Given our significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the consolidated financial statements of Liberty.

As discussed in note 6 of the accompanying consolidated financial statements, Liberty sold Backcountry on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale did not represent a strategic shift that had a major effect on Liberty’s operations and financial results.

As discussed in note 5 of the accompanying consolidated financial statements, on October 1, 2015, Liberty acquired all of the outstanding shares of zulily, inc. (“zulily”) (now known as zulily, llc) for consideration of approximately $2.3 billion. zulily is an online retailer offering customers a fun and entertaining shopping experience with a fresh selection of new product styles launched each day.

As discussed in note 6 of the accompanying consolidated financial statements, Liberty completed the spin-off (the “CommerceHub Spin-Off”) of its former wholly-owned subsidiary CommerceHub on July 22, 2016.  CommerceHub is not presented as a discontinued operation as the CommerceHub Spin-Off did not represent a strategic shift that had a major effect on Liberty’s operations and financial results.

As discussed in note 6 of the accompanying consolidated financial statements, Liberty completed the split-off (the “Expedia Holdings Split-Off”) of Liberty Expedia Holdings, Inc. (“Expedia Holdings”) on November 4, 2016. Expedia Holdings is comprised of, among other things, Liberty’s former interest in Expedia, Inc. (“Expedia”) and Liberty’s former wholly-owned subsidiary Bodybuilding. The split-off of Liberty’s interest in Expedia represents a strategic shift that has a major effect on Liberty’s operations, primarily due to prior year one-time gains on transactions recognized as part of the Expedia Holdings Split-Off by Expedia. Accordingly, Liberty’s interest in Expedia is presented as a discontinued operation. The disposition of Bodybuilding did not have a major effect on Liberty’s historical results nor is it expected to have a major effect on Liberty’s future operations. The disposition of Bodybuilding did not represent a strategic shift in Liberty’s operations. Accordingly, Bodybuilding is not presented as a discontinued operation.

The following tables present our assets and liabilities as of December 31, 2016 and 2015 and revenue, expenses and cash flows for the three years ended December 31, 2016, 2015 and 2014. The financial information in this Exhibit should be read in conjunction with our consolidated financial statements for the year ended December 31, 2016 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	December 31, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Current assets	$2,642	2,827
Investments in affiliates, accounted for using the equity method	$224	208
Intangible assets not subject to amortization, net	$9,325	9,358
Total assets	$14,357	15,141
Long-term debt, including current portion	$6,375	6,535
Deferred tax liabilities	$1,116	1,359
Attributed net assets	$4,860	5,195

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Summary operations data:
Revenue	$10,219	9,169	10,028
Cost of sales	(6,642)	(5,847)	(6,378)
Operating expenses	(653)	(620)	(719)
Selling, general and administrative expenses (1)	(1,063)	(875)	(1,075)
Depreciation and amortization	(850)	(657)	(650)
Operating income (loss)	1,011	1,170	1,206
Interest expense	(289)	(283)	(312)
Share of earnings (losses) of affiliates, net	42	55	51
Realized and unrealized gains (losses) on financial instruments, net	2	42	(22)
Other income (expense), net	42	(6)	(43)
Income tax benefit (expense)	(297)	(304)	(306)
Earnings (loss) from continuing operations	511	674	574
Earnings (loss) from discontinued operations, net of taxes	—	—	(15)
Net earnings (loss)	511	674	559
Less net earnings (loss) attributable to noncontrolling interests	38	34	39
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$473	640	520

(1)	Includes stock-based compensation of $75 million, $60 million and $83 million for the years ended December 31, 2016, 2015 and 2014, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	December 31, 2016	December 31, 2015
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$487	2,023
Short term marketable securities	$—	898
Investments in available-for-sale securities and other cost investments	$1,918	1,349
Investments in affiliates, accounted for using the equity method	$357	506
Investment in Liberty Broadband measured at fair value	$3,161	—
Intangible assets not subject to amortization, net	$29	127
Long-term debt, including current portion	$1,667	2,172
Deferred tax liabilities	$2,520	1,858
Attributed net assets (liabilities)	$1,912	1,592

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Summary operations data:
Revenue	$428	820	471
Cost of sales	(266)	(546)	(306)
Operating expenses	(54)	(79)	(37)
Selling, general and administrative expenses (1)	(127)	(203)	(127)
Depreciation and amortization	(24)	(46)	(19)
Operating income (loss)	(43)	(54)	(18)
Interest expense	(74)	(77)	(75)
Share of earnings (losses) of affiliates, net	(110)	(233)	(70)
Realized and unrealized gains (losses) on financial instruments, net	1,173	72	(35)
Gains (losses) on transactions, net	9	110	74
Other, net	89	20	19
Income tax benefit (expense)	(301)	119	69
Earnings (loss) from continuing operations	743	(43)	(36)
Earnings (loss) from discontinued operations, net of taxes	20	280	103
Net earnings (loss)	763	237	67
Less net earnings (loss) attributable to noncontrolling interests	1	8	50
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$762	229	17

(1)	Includes stock-based compensation of $22 million, $67 million and $25 million for the years ended December 31, 2016, 2015 and 2014, respectively.

BALANCE SHEET INFORMATION

December 31, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$338	487	825
Trade and other receivables, net	1,270	38	1,308
Inventory, net	968	—	968
Other current assets	66	2	68
Total current assets	2,642	527	3,169
Investments in available-for-sale securities and other cost investments (note 2)	4	1,918	1,922
Investments in affiliates, accounted for using the equity method (note 3)	224	357	581
Investment in Liberty Broadband measured at fair value (note 3)	—	3,161	3,161
Property and equipment, net	1,131	—	1,131
Intangible assets not subject to amortization, net	9,325	29	9,354
Intangible assets subject to amortization, net	1,001	4	1,005
Other assets, at cost, net of accumulated amortization	30	2	32
Total assets	$14,357	5,998	20,355
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$113	(113)	—
Accounts payable	789	1	790
Accrued liabilities	684	22	706
Current portion of debt (note 4)	14	862	876
Other current liabilities	160	2	162
Total current liabilities	1,760	774	2,534
Long-term debt (note 4)	6,361	805	7,166
Deferred income tax liabilities	1,116	2,520	3,636
Other liabilities	161	(3)	158
Total liabilities	9,398	4,096	13,494
Equity/Attributed net assets (liabilities)	4,860	1,912	6,772
Noncontrolling interests in equity of subsidiaries	99	(10)	89
Total liabilities and equity	$14,357	5,998	20,355

BALANCE SHEET INFORMATION

December 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$426	2,023	2,449
Trade and other receivables, net	1,379	64	1,443
Inventory, net	945	55	1,000
Short-term marketable securities	12	898	910
Other current assets	65	8	73
Total current assets	2,827	3,048	5,875
Investments in available-for-sale securities and other cost investments (note 2)	4	1,349	1,353
Investments in affiliates, accounted for using the equity method (note 3)	208	506	714
Property and equipment, net	1,104	36	1,140
Intangible assets not subject to amortization, net	9,358	127	9,485
Intangible assets subject to amortization, net	1,607	40	1,647
Other assets, at cost, net of accumulated amortization	33	6	39
Noncurrent assets of discontinued operations	—	927	927
Total assets	$15,141	6,039	21,180
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$45	(45)	—
Accounts payable	736	26	762
Accrued liabilities	745	39	784
Current portion of debt (note 4)	358	868	1,226
Other current liabilities	219	109	328
Total current liabilities	2,103	997	3,100
Long-term debt (note 4)	6,177	1,304	7,481
Deferred income tax liabilities	1,359	1,858	3,217
Other liabilities	209	13	222
Noncurrent liabilities of discontinued operations	—	285	285
Total liabilities	9,848	4,457	14,305
Equity/Attributed net assets (liabilities)	5,195	1,592	6,787
Noncontrolling interests in equity of subsidiaries	98	(10)	88
Total liabilities and equity	$15,141	6,039	21,180

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2016

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,219	428	10,647
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,642	266	6,908
Operating	653	54	707
Selling, general and administrative, including stock-based compensation (note 5)	1,063	127	1,190
Depreciation and amortization	850	24	874
	9,208	471	9,679
Operating income (loss)	1,011	(43)	968
Other income (expense):
Interest expense	(289)	(74)	(363)
Share of earnings (losses) of affiliates, net (note 3)	42	(110)	(68)
Realized and unrealized gains (losses) on financial instruments, net	2	1,173	1,175
Gains (losses) on transactions, net	—	9	9
Other, net	42	89	131
	(203)	1,087	884
Earnings (loss) from continuing operations before income taxes	808	1,044	1,852
Income tax benefit (expense)	(297)	(301)	(598)
Earnings (loss) from continuing operations, net of taxes	511	743	1,254
Earnings (loss) from discontinued operations, net of taxes	—	20	20
Net earnings (loss)	511	763	1,274
Less net earnings (loss) attributable to noncontrolling interests	38	1	39
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$473	762	1,235

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$9,169	820	9,989
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	5,847	546	6,393
Operating	620	79	699
Selling, general and administrative, including stock-based compensation (note 5)	875	203	1,078
Depreciation and amortization	657	46	703
	7,999	874	8,873
Operating income (loss)	1,170	(54)	1,116
Other income (expense):
Interest expense	(283)	(77)	(360)
Share of earnings (losses) of affiliates, net (note 3)	55	(233)	(178)
Realized and unrealized gains (losses) on financial instruments, net	42	72	114
Gains (losses) on transactions, net	—	110	110
Other, net	(6)	20	14
	(192)	(108)	(300)
Earnings (loss) from continuing operations before income taxes	978	(162)	816
Income tax benefit (expense)	(304)	119	(185)
Earnings (loss) from continuing operations, net of taxes	674	(43)	631
Earnings (loss) from discontinued operations, net of taxes	—	280	280
Net earnings (loss)	674	237	911
Less net earnings (loss) attributable to noncontrolling interests	34	8	42
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$640	229	869

STATEMENT OF OPERATIONS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$10,028	471	10,499
Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,378	306	6,684
Operating	719	37	756
Selling, general and administrative, including stock-based compensation (note 5)	1,075	127	1,202
Depreciation and amortization	650	19	669
	8,822	489	9,311
Operating income (loss)	1,206	(18)	1,188
Other income (expense):
Interest expense	(312)	(75)	(387)
Share of earnings (losses) of affiliates, net (note 3)	51	(70)	(19)
Realized and unrealized gains (losses) on financial instruments, net	(22)	(35)	(57)
Gains (losses) on transactions, net	—	74	74
Other, net	(43)	19	(24)
	(326)	(87)	(413)
Earnings (loss) before income taxes	880	(105)	775
Income tax benefit (expense)	(306)	69	(237)
Earnings (loss) from continuing operations	574	(36)	538
Earnings (loss) from discontinued operations, net of taxes	(15)	103	88
Net earnings (loss)	559	67	626
Less net earnings (loss) attributable to noncontrolling interests	39	50	89
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$520	17	537

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2016

(unaudited)

	Attributed (note 1)
	QVC Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$511	763	1,274
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(20)	(20)
Depreciation and amortization	850	24	874
Stock-based compensation	75	22	97
Cash payments for stock-based compensation	—	(92)	(92)
Noncash interest expense	3	9	12
Share of (earnings) losses of affiliates, net	(42)	110	68
Cash receipts from returns on equity investments	28	3	31
Realized and unrealized (gains) losses on financial instruments, net	(2)	(1,173)	(1,175)
(Gains) losses on transactions, net	—	(9)	(9)
(Gains) losses on extinguishment of debt	(1)	7	6
Deferred income tax expense (benefit)	(199)	672	473
Intergroup tax allocation	360	(360)	—
Intergroup tax payments	(301)	301	—
Other noncash charges (credits), net	(33)	(82)	(115)
Changes in operating assets and liabilities
Current and other assets	92	44	136
Payables and other liabilities	(68)	(49)	(117)
Net cash provided (used) by operating activities	1,273	170	1,443
Cash flows from investing activities:
Cash proceeds from dispositions	—	353	353
Investment in and loans to cost and equity investees	—	(86)	(86)
Capital expended for property and equipment	(206)	(27)	(233)
Purchases of short term investments and other marketable securities	—	(264)	(264)
Sales of short term investments and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	—	(2,400)	(2,400)
Other investing activities, net	(44)	8	(36)
Net cash provided (used) by investing activities	(238)	(1,254)	(1,492)
Cash flows from financing activities:
Borrowings of debt	1,905	1,522	3,427
Repayments of debt	(2,178)	(2,320)	(4,498)
Repurchases of QVC Group common stock	(799)	—	(799)
Withholding taxes on net share settlements of stock-based compensation	(15)	(1)	(16)
Distribution from Liberty Expedia Holdings	—	299	299
Other financing activities, net	(16)	31	15
Net cash provided (used) by financing activities	(1,103)	(469)	(1,572)
Effect of foreign currency exchange rates on cash	(20)	—	(20)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	17	17
Cash provided (used) by investing activities	—	—	—
Cash provided (used) by financing activities	—	—	—
Change in available cash held by discontinued operations	—	—	—
Net cash provided (used) by discontinued operations	—	17	17
Net increase (decrease) in cash and cash equivalents	(88)	(1,536)	(1,624)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end of period	$338	487	825

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2015

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$674	237	911
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	0	(280)	(280)
Depreciation and amortization	657	46	703
Stock-based compensation	60	67	127
Cash payments for stock-based compensation	—	(16)	(16)
Noncash interest expense	6	(1)	5
Share of losses (earnings) of affiliates, net	(55)	233	178
Cash receipts from return on equity investments	22	10	32
Realized and unrealized gains (losses) on financial instruments, net	(42)	(72)	(114)
(Gains) losses on transactions, net	—	(110)	(110)
(Gains) losses on extinguishment of debt	21	—	21
Deferred income tax (benefit) expense	(122)	19	(103)
Intergroup tax allocation	141	(141)	—
Intergroup tax payments	(101)	101	—
Other noncash charges (credits), net	(14)	3	(11)
Changes in operating assets and liabilities
Current and other assets	(245)	8	(237)
Payables and other current liabilities	3	(47)	(44)
Net cash provided (used) by operating activities	1,005	57	1,062
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(824)	(20)	(844)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	—	(120)	(120)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(218)	(40)	(258)
Purchases of short term and other marketable securities	(184)	(1,186)	(1,370)
Sales of short term investments and other marketable securities	193	1,166	1,359
Other investing activities, net	(76)	—	(76)
Net cash provided (used) by investing activities	(909)	121	(788)
Cash flows from financing activities:
Borrowings of debt	3,969	589	4,558
Repayments of debt	(3,244)	(567)	(3,811)
Repurchases of QVC Group common stock	(785)	—	(785)
Minimum withholding taxes on net share settlements of stock-based compensation	(25)	(5)	(30)
Purchase of noncontrolling interest	—	(33)	(33)
Other financing activities, net	(4)	(17)	(21)
Net cash provided (used) by financing activities	(89)	(33)	(122)
Effect of foreign currency rates on cash	(3)	—	(3)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	17	17
Cash provided (used) by investing activities	—	(23)	(23)
Cash provided (used) by financing activities	—	—	—
Change in available cash held by discontinued operations	—	—	—
Net cash provided (used) by discontinued operations	—	(6)	(6)
Net increase (decrease) in cash and cash equivalents	4	139	143
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$426	2,023	2,449

STATEMENT OF CASH FLOWS INFORMATION

Year ended December 31, 2014

(unaudited)

	Attributed (note 1)
			Consolidated
	QVC Group	Ventures Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$559	67	626
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(103)	(88)
Depreciation and amortization	650	19	669
Stock-based compensation	83	25	108
Cash payments for stock-based compensation	(13)	(2)	(15)
Noncash interest expense	6	—	6
Share of losses (earnings) of affiliates, net	(51)	70	19
Cash receipts from return on equity investments	22	8	30
Realized and unrealized gains (losses) on financial instruments, net	22	35	57
(Gains) losses on transactions, net	—	(74)	(74)
(Gains) losses on extinguishment of debt	48	—	48
Deferred income tax (benefit) expense	(160)	100	(60)
Intergroup tax allocation	169	(169)	—
Intergroup tax payments	(388)	388	—
Other noncash charges (credits), net	(3)	4	1
Changes in operating assets and liabilities
Current and other assets	(80)	(4)	(84)
Payables and other current liabilities	345	60	405
Net cash provided (used) by operating activities	1,224	424	1,648
Cash flows from investing activities:
Cash proceeds from dispositions	—	163	163
Investments in and loans to cost and equity investees	(4)	(67)	(71)
Cash receipts from returns of equity investments	—	—	—
Capital expended for property and equipment	(226)	(15)	(241)
Purchases of short term investments and other marketable securities	(73)	(791)	(864)
Sales of short term investments and other marketable securities	52	539	591
Other investing activities, net	(30)	14	(16)
Net cash provided (used) by investing activities	(281)	(157)	(438)
Cash flows from financing activities:
Borrowings of debt	4,360	146	4,506
Repayments of debt	(3,563)	(186)	(3,749)
Intergroup receipts (payments), net	(1,035)	1,035	—
Repurchases of QVC Group common stock	(785)	—	(785)
Minimum withholding taxes on net share settlements of stock-based compensation	(25)	(1)	(26)
Other financing activities, net	(8)	(25)	(33)
Net cash provided (used) by financing activities	(1,056)	969	(87)
Effect of foreign currency rates on cash	(46)	—	(46)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(20)	306	286
Cash provided (used) by investing activities	—	(214)	(214)
Cash provided (used) by financing activities	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	341	327
Net increase (decrease) in cash and cash equivalents	(173)	1,577	1,404
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$422	1,884	2,306

Notes to Attributed Financial Information

(unaudited)

(1)

On October 3, 2014, Liberty reattributed from the QVC Group to the Ventures Group its Digital Commerce businesses. In connection with the reattribution, each holder of Liberty Interactive common stock received 0.14217 of a share of the corresponding series of Liberty Ventures common stock for each share of QVC Group common stock held as of the record date, with cash paid in lieu of fractional shares. The distribution date for the dividend was on October 20, 2014, and the QVC Group common stock began trading ex-dividend on October 15, 2014. The reattribution of the Digital Commerce businesses is presented on a prospective basis from the date of the reattribution in Liberty’s consolidated financial statements, with October 1, 2014 used as a proxy for the date of the reattribution. Accordingly, the financial results of the Digital Commerce businesses are reflected in the QVC Group through the period ending September 30, 2014 and are reflected in the Ventures group for the period beginning October 1, 2014.

Subsequent to the reattribution, the QVC Group is comprised of our consolidated subsidiaries, QVC and zulily (as of October 1, 2015), and our interest in HSN, Inc.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC and zulily.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses between the QVC Group and the Ventures Group as described in note 5 below.

The QVC Group is primarily comprised of our merchandise-focused televised-shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

Subsequent to the reattribution, the Ventures Group consists of all of our businesses not included in the QVC Group including our Digital Commerce businesses and interests in Liberty Broadband, FTD and LendingTree and available-for-sale securities Charter, Interval Leisure Group, Inc. and Time Warner, Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments, as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses.  In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	December 31, 2016	December 31, 2015
	amounts in millions
QVC Group
Other cost investments	$4	4
Total QVC Group	4	4
Ventures Group
Charter Communications, Inc.	1,543	NA
Interval Leisure Group	302	NA
Time Warner Inc.	1	284
Time Warner Cable Inc.	NA	994
Other AFS investments	72	71
Total Ventures Group	1,918	1,349
Consolidated Liberty	$1,922	1,353

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	December 31, 2016
	Percentage	Carrying	Market	Years ended December 31,
	ownership	value	value	2016	2015	2014
	dollar amounts in millions
QVC Group
HSN, Inc. (1)	38%	$184	687	48	64	60
Other	various	40	NA	(6)	(9)	(9)
Total QVC Group		224		42	55	51
Ventures Group
FTD (3)	37%	216	243	(41)	(83)	N/A
Other (2)	various	141	NA	(69)	(150)	(70)
Total Ventures Group		357		(110)	(233)	(70)
Consolidated Liberty		$581		(68)	(178)	(19)

(1)

HSN, Inc. (“HSNi”) paid dividends of $28 million, $228 million and $22 million during the years ended December 31, 2016, 2015 and 2014, respectively, which were recorded as reductions to the investment balances. Dividends from HSNi during the year ended December 31, 2015 included a special dividend of $10 per share from which Liberty received approximately $200 million in cash.

(2)

The Other category for the Ventures Group is comprised of investments in LendingTree, alternative energy investments and other investments. The alternative energy investments generally operate at a loss but provide favorable tax attributes recorded through the income tax (expense) benefit line item in the consolidated statement of operations. During the year ended December 31, 2015, Liberty recorded an impairment of approximately $98 million, based on a discounted cash flow valuation (Level 3), related to one of its alternative energy investments which has underperformed operationally.

(3)	The carrying value of Liberty’s investment in FTD was impaired to the fair value (based on the closing price (Level 1)) as of December 31, 2015.

Investment in Liberty Broadband

As discussed in note 2 of the accompanying consolidated financial statements, in connection with the merger of Charter and Time Warner Cable, Inc., on May 18, 2016, Liberty invested $2.4 billion in Liberty Broadband Series C nonvoting shares. As of December 31, 2016, Liberty has a 23% economic ownership interest in Liberty Broadband. Due to overlapping boards of directors and management, Liberty has been deemed to have significant influence over Liberty Broadband even though Liberty does not have any voting rights. Liberty has elected to apply the fair value option for its investment in Liberty Broadband (Level 1) as it is believed that the Company’s investors value this investment based on the trading price of Liberty Broadband. Liberty recognizes changes in the fair value of its investment in Liberty Broadband in realized and unrealized gains (losses) on financial instruments, net in the condensed consolidated statements of operations.

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	December 31, 2016
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
Corporate level notes and debentures
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	1	—
Subsidiary level notes and facilities
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.85% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	1,896	1,896
Other subsidiary debt	174	174
Deferred loan costs		(28)
Total QVC Group	6,412	6,375
Ventures Group
Corporate level debentures
4% Exchangeable Senior Debentures due 2029	435	276
3.75% Exchangeable Senior Debentures due 2030	436	267
3.5% Exchangeable Senior Debentures due 2031	337	316
0.75% Exchangeable Senior Debentures due 2043	1	3
1.75% Exchangeable Senior Debentures due 2046	750	805
Total Ventures Group	1,959	1,667
Total consolidated Liberty debt	$8,371	8,042
Less debt classified as current		(876)
Total long-term debt		7,166

(5)

Cash compensation expense for our corporate employees will be allocated among the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group was determined to be $38 million, $20 million and $18 million for the years ended December 31, 2016, 2015 and 2014, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)We have accounted for income taxes for the QVC Group and the Ventures Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis.  To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

QVC Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Current:
Federal	$(403)	(331)	(325)
State and local	(20)	(20)	(31)
Foreign	(73)	(75)	(110)
	$(496)	(426)	(466)
Deferred:
Federal	$185	101	143
State and local	10	14	12
Foreign	4	7	5
	199	122	160
Income tax benefit (expense)	$(297)	(304)	(306)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Computed expected tax benefit (expense)	$(283)	(343)	(308)
State and local income taxes, net of federal income taxes	(4)	(12)	(14)
Foreign taxes, net of foreign tax credits	(9)	(5)	(2)
Sale of consolidated subsidiary	—	—	14
Change in valuation allowance affecting tax expense	(15)	2	2
Impairment of intangible assets not deductible for tax purposes	—	—	(3)
Dividends received deductions	7	49	4
Alternative energy tax credits and incentives	—	—	—
Impact of change in state rate on deferred taxes	1	(4)	1
Other, net	6	9	—
Income tax benefit (expense)	$(297)	(304)	(306)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$58	44
Foreign tax credit carryforwards	134	71
Accrued stock compensation	45	39
Other accrued liabilities	117	161
Other future deductible amounts	131	150
Deferred tax assets	485	465
Valuation allowance	(59)	(44)
Net deferred tax assets	426	421

Deferred tax liabilities:
Intangible assets	1,537	1,765
Other deferred tax liabilities	5	15
Deferred tax liabilities	1,542	1,780
Net deferred tax liabilities	$1,116	1,359

The Company's deferred tax assets and liabilities are reported in the accompanying balance sheet information as follows:

Ventures Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Current:
Federal	$363	143	170
State and local	8	(6)	(1)
Foreign	—	1	—
	$371	138	169
Deferred:
Federal	$(629)	(27)	(67)
State and local	(43)	7	(33)
Foreign	—	1	—
	(672)	(19)	(100)
Income tax benefit (expense)	$(301)	119	69

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2016	2015	2014
	amounts in millions
Computed expected tax benefit (expense)	$(366)	57	37
State and local income taxes, net of federal income taxes	(22)	(3)	8
Foreign taxes, net of foreign tax credits	—	1	—
Sale of consolidated subsidiary	(1)	—	—
Impact of change in state rate on deferred taxes	—	(3)	(27)
Change in valuation allowance affecting tax expense	(1)	4	(4)
Dividends received deductions	2	2	2
Alternative energy tax credits and incentives	94	61	58
Other, net	(7)	—	(5)
Income tax benefit (expense)	$(301)	119	69

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2016	2015
	amounts in millions
Deferred tax assets:
Net operating and capital loss carryforwards	$65	55
Accrued stock compensation	11	44
Other future deductible amounts	14	18
Deferred tax assets	90	117
Valuation allowance	(5)	(4)
Net deferred tax assets	85	113

Deferred tax liabilities:
Investments	1,069	623
Intangible assets	3	23
Discount on exchangeable debentures	1,404	1,129
Deferred gain on debt retirements	129	193
Other deferred tax liabilities	—	3
Deferred tax liabilities	2,605	1,971
Net deferred tax liabilities	$2,520	1,858

Intergroup payable (receivable)

The intergroup balances, at December 31, 2016 and 2015, are primarily a result of timing of tax benefits.

(7)

The QVC Group Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.